CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee[1]

97% Protected Commodity-Linked Notes	$6,000,000	$642.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $642.00 fee with respect to the $6,000,000 Notes sold pursuant to this registration statement is offset against those filing fees, and $730,622.65 remains available for future registration fees. No additional fee has been paid with respect to this offering.

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 102
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated September 22, 2006
Rule 424(b)(2)

$6,000,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

97% Protected Commodity-Linked Notes due March 30, 2009 Based on the Performance of a Basket of Two Commodity Indexes and a Physical Commodity
Unlike ordinary debt securities, the notes do not pay interest and do not guarantee a full return of principal at maturity. Instead, the notes will pay at maturity for each $1,000 principal amount of notes, the lesser of (i) a minimum payment amount of $970 plus a supplemental redemption amount, if any, and (ii) $1,470. The supplement redemption amount will be based on the performance of a weighted basket (which we refer to as the basket) composed of two commodity indexes and a physical commodity, as determined over a 16 trading and index business day period commencing on and including March 2, 2009, which we refer to as the averaging period, subject to certain exceptions as described herein. The basket is composed of the Goldman Sachs Corn Index® – Excess Return (which we refer to as the GSCI corn index), the Goldman Sachs Sugar Index® – Excess Return (which we refer to as the GSCI sugar index) and Reformulated Gasoline Blendstock for Oxygen Blending (which we refer to as RBOB gasoline). We refer to each component of the basket as a basket component and all components collectively as the basket components. In no event will the payment per note at maturity be less than the minimum payment amount of $970 or more than $1,470.
The principal amount and issue price of each note is $1,000.
We will not pay interest on the notes.
The minimum payment amount at maturity for each note is $970.
At maturity, you will receive, for each $1,000 principal amount of notes, the lesser of (i) the minimum payment amount plus a supplemental redemption amount, if any, based on the performance of the basket and (ii) $1,470. The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance factor times (iii) 100%, which we refer to as the participation rate. The maximum amount you can receive at maturity is $1,470 per note.
The basket performance factor will equal the sum of (i) the GSCI corn index performance value, (ii) the GSCI sugar index performance value and (iii) the RBOB gasoline performance value, each based on the average value of the relevant basket component during the averaging period.
o	The performance value for each basket component will equal (i) the percentage change, whether positive or negative, of the final average value from the initial value for such basket component times (ii) 33.333%, which is the basket weighting for each basket component.
	Ø	The initial value for each basket component is (i) in the case of the GSCI corn index and the GSCI sugar index, the official daily settlement price of such basket component as published by Goldman Sachs & Co. (“GS & Co.”) and (ii) in the case of RBOB gasoline, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract as disseminated by the New York Mercantile Exchange (“NYMEX”), in each case, on September 22, 2006, the day we priced the notes for initial sale to the public.
	Ø	The final average value for each basket component will equal the arithmetic average of (i) in the case of the GSCI corn index and GSCI sugar index, the official daily settlement price of such basket component as published by GS & Co. and (ii) in the case of RBOB gasoline, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract as disseminated by the NYMEX, in each case, on each trading and index business day, as applicable, of the averaging period.
If the basket performance factor is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the minimum payment amount of $970 at maturity. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes.
Investing in the notes is not equivalent to investing in the basket components.
The notes will not be listed on any securities exchange.
The CUSIP number for the notes is 617446ZU6.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Company

Per note	$1,000	$20.00	$980.00
Total	$6,000,000	$120,000	$5,880,000
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     The notes are not sponsored, endorsed, sold or promoted by the New York Mercantile Exchange (“NYMEX”). NYMEX makes no representation or warranty, express or implied, to the purchasers of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Morgan Stanley and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Morgan Stanley or the notes. NYMEX has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating any NYMEX commodity futures closing price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the notes.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of a weighted basket composed of two commodity indexes and a physical commodity. The basket is composed of the Goldman Sachs Corn Index® – Excess Return (which we refer to as the GSCI corn index), the Goldman Sachs Sugar Index®– Excess Return (which we refer to as the GSCI sugar index) and Reformulated Gasoline Blendstock for Oxygen Blending (which we refer to as RBOB gasoline). We refer to each component of the basket as a basket component and all components collectively as the basket components. These notes combine features of a debt investment and a commodity investment by offering at maturity repayment of 97% of the issue price with the opportunity to participate in the upside potential of the underlying basket of commodities, subject to a maximum payment at maturity of $1,470. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the basket.

     “GSCI®” is a registered mark of Goldman, Sachs & Co., and has been licensed for use by Morgan Stanley.

Each note costs $1,000	We, Morgan Stanley, are offering you 97% Protected Commodity-Linked Notes due March 30, 2009, Based on the Performance of a Basket of Two Commodity Indexes and a Physical Commodity, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket	We have designed the notes to provide investors with a diversified commodities exposure that allows investors to participate in the upside potential of the basket, subject to a maximum payment at maturity of $1,470, and that also provides 97% principal protection at maturity. The following table sets forth the basket components, the initial value for each basket component, the Bloomberg ticker for each basket component and the weighting of each basket component.

Basket Component	Initial Value	Bloomberg Ticker	Percentage Weighting of Basket Value

Goldman Sachs Corn Index® – Excess Return (“GSCI corn index”)	11.71041	GSCCCNER Index	33.333%
Goldman Sachs Sugar Index® – Excess Return (“GSCI sugar index”)	20.98602	GSCCSBER Index	33.333%
Reformulated Gasoline Blendstock for Oxygen Blending (“RBOB gasoline”)	151.99	XB1 COMDTY	33.333%

Payment at maturity

The Minimum Payment Amount Provides Only 97% Principal Protection

At maturity, we will pay you at least the minimum payment amount of $970 per note plus the supplemental redemption amount, if any, subject to a maximum payment at maturity of $1,470. However, if the basket performance factor, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the principal amount of $1,000 per note at maturity. The participation rate is 100%.

Payment at Maturity

Your payment at maturity will be calculated as follows: Payment at maturity will equal the lesser of: (i) minimum payment amount of $970 + supplemental redemption amount; and (ii) $1,470.

In no event will you receive more than $1,470 per note at maturity. The Supplemental Redemption Amount is Linked to the Performance of the Basket

The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x basket performance factor x participation rate

where:

basket performance factor	=	the sum of the (i) GSCI corn index performance value, (ii) GSCI sugar index performance value and (iii) RBOB gasoline performance value;

participation rate	=	100%

and where:

		Commodity Performance Value	Basket Weighting

final average GSCI corn index value – initial GSCI corn index value
GSCI corn index performance value	=		x .33333
initial GSCI corn index value

final average GSCI sugar index value – initial GSCI sugar index value
GSCI sugar index performance value	=		x .33333
initial GSCI sugar index value

final average RBOB gasoline value – initial RBOB gasoline value
RBOB gasoline performance value	=		x .33333
initial RBOB gasoline value

initial value for each
basket component	=	in the case of the GSCI corn index and GSCI sugar index, the official daily settlement price of such basket component, as published by

Goldman Sachs & Co. (“GS & Co.”) and (ii) the case of RBOB gasoline, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the New York Mercantile Exchange (“NYMEX”), in each case, on September 22, 2006, the day we priced the notes for initial sale to the public; and

average final value for
each basket component	=	the arithmetic average of (i) in the case of the GSCI corn index and GSCI sugar index, the official daily settlement price of such basket component, as published by GS & Co. and (ii) in the case of RBOB gasoline, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the NYMEX, in each case on each trading day or index business day (as applicable) in the 16 trading and index business day period commencing on and including March 2, 2009.

Because the basket is weighted equally among the three basket components, negative or insufficient performance values by one or more of the basket components could wholly offset positive performance values by the other components. If the basket performance factor, which is the sum of all the basket components’ individual performance values, is equal to, or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the minimum payment amount of $970 for each $1,000 principal amount of notes that you hold and will not receive any supplemental redemption amount. On PS-9, we have provided examples of hypothetical payouts on the notes.

You can review a table of the historical prices of each of the basket components for each calendar quarter, in the case of the GSCI corn index and the GSCI sugar index, from January 1, 2001 to September 22, 2006 and in the case of RBOB gasoline, from October 3, 2005 (the first day of trading in RBOB gasoline) to September 22, 2006, and related graphs and a graph of the historical performance of the basket for the period from October 3, 2005 (the first day of trading in RBOB gasoline) through September 22, 2006 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Notes— Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket components based on their historical performance.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value for each basket component, the final average value for each basket component, the basket components’ performance values and the basket performance factor and will calculate the supplemental redemption amount, if any, you will receive at maturity.

Although the matter is not free from doubt, the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes— General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in commodity- linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the basket performance factor is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive the lesser of (i) the minimum payment amount of $970 plus a supplemental redemption amount and (ii) $1,470. The supplemental redemption amount will be calculated on the final day of the averaging period and is equal to (i) $1,000 times (ii) the basket performance factor times (iii) the participation rate.

     Presented below are hypothetical examples showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example 1: All the commodity performance values are positive.

Commodity	Percentage Weight of Commodities in the Basket	Initial Value	Hypothetical Final Average Value	Commodity Performance Values

Goldman Sachs Corn Index® – Excess
Return	33.333%	11.71041	12.88145	3.3333%
Goldman Sachs Sugar Index® – Excess
Return	33.333%	20.98602	23.08462	3.3333%
Reformulated Gasoline Blendstock for
Oxygen Blending	33.333%	151.99	167.189	3.3333%

				10%

     The final average value of each basket component in the above example is 10% higher than its initial value and, accordingly, the basket performance factor is 10%. The supplemental redemption amount is calculated as follows:

Supplemental Redemption Amount per note   =   $1,000   x   10%   x   100%   =   $100

     Therefore, in this hypothetical example, the total payment at maturity per note will equal $1,070, which is the sum of the minimum payment amount of $970 and a supplemental redemption amount of $100.

Example 2: The basket components have increased significantly but the maximum payment at maturity of $1,470 means you do not receive the full benefit of this increase.

Commodity	Percentage Weight of Commodities in the Basket	Initial Value	Hypothetical Final Average Value	Commodity Performance Values

Goldman Sachs Corn Index® – Excess
Return	33.333%	11.71041	18.73666	19.9998%
Goldman Sachs Sugar Index® – Excess
Return	33.333%	20.98602	33.57751	19.9998%
Reformulated Gasoline Blendstock for
Oxygen Blending	33.333%	151.99	243.184	19.9998%

				59.9994%

Supplemental Redemption Amount per note   =   $1,000   x   59.9994%   x   100%   =   $600

     In this hypothetical example, you will not receive the full benefit of the approximately 60% increase in the value of the basket. This is because your payment at maturity is calculated as the lesser of (i) the minimum payment amount of $970 plus the supplement redemption amount and (ii) $1,470. As the minimum payment amount of $970 plus the supplemental redemption amount of $600 is greater than $1,470 (being $1,570), in this example, you will only receive $1,470 per note at maturity.

Example 3: The commodity performance values are positive but the increase is insufficient to entitle you to $1,000 per at maturity.

Commodity	Percentage Weight of Commodities in the Basket	Initial Value	Hypothetical Final Average Value	Commodity Performance Values

Goldman Sachs Corn Index® – Excess
Return	33.333%	11.71041	11.94462	0.66666%
Goldman Sachs Sugar Index® – Excess
Return	33.333%	20.98602	21.40574	0.66666%
Reformulated Gasoline Blendstock for
Oxygen Blending	33.333%	151.99	155.02980	0.66666%

				2.00%

Supplemental Redemption Amount per note   =   $1,000   x   2%   x   100%   =   $20

     In this hypothetical example, even though the basket performance value is 2%, this is an insufficient increase to ensure that you receive at maturity a return of your initial investment per note of $1,000. Instead, you would receive at maturity, for each $1,000 principal amount of notes, $990 which is the minimum payment amount of $970 plus the supplemental redemption amount of $20. Accordingly, you would lose $10 on your initial investment.

Example 4: Some commodity performances are positive, while another is negative and the basket performance factor is less than zero.

Commodity	Percentage Weight of Commodities in the Basket	Initial Value	Hypothetical Final Average Value	Commodity Performance Values

Goldman Sachs Corn Index® – Excess
Return	33.333%	11.71041	12.29593	1.66667%
Goldman Sachs Sugar Index® – Excess
Return	33.333%	20.98602	17.83816	-4.99995%
Reformulated Gasoline Blendstock for
Oxygen Blending	33.333%	151.99	159.58950	1.66665%

				-1.66665%

Supplemental Redemption Amount per note   =   $1,000   x   -1.66665% (less than zero)   x   100%   =   $0

     In the above example, the final average values of two of the basket components — the GSCI corn index and RBOB gasoline (with a combined weighting of 66.666% of the basket)—are each 5% higher than their respective initial values, but the final average value of the GSCI sugar index is 15% lower than its initial value. Accordingly, although two of the basket components have positive performance values, the negative performance value of the third basket component offsets those positive performance values and the basket performance factor is negative. Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the minimum payment amount of $970.

     You can review a table of the historical prices of each of the basket components for each calendar quarter, in the case of the GSCI corn index and the GSCI sugar index, from January 1, 2001 to September 22, 2006 and in the case of RBOB gasoline, from October 3, 2005 (the first day of trading in RBOB gasoline) to September 22, 2006 and related graphs and a graph of the historical performance of the basket for the period from October 3, 2005 (the first day of trading in RBOB gasoline) through September 22, 2006 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.” You cannot predict the future performance of the basket components based on their historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket components. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the minimum payment amount at maturity will result in a loss on your investment in the notes. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of commodities.

The notes may pay less than the principal amount at maturity

We do not guarantee a full return of principal at maturity. If the supplemental redemption amount due at maturity is equal to zero, you will receive at maturity for each $1,000 principal amount of notes that you hold only the minimum payment amount of $970. If the basket performance factor, when multiplied by the participation rate, is less than, equal to, or not sufficiently greater than, zero, you will receive less than the $1,000 principal amount per note at maturity.

The maximum amount you can receive at maturity is $1,470

Your payment at maturity is calculated as the lesser of (i) the sum of the minimum payment amount and the supplemental redemption amount and (ii) $1,470. If the sum of the minimum payment amount and the supplemental redemption amount is greater than $1,470, you will not receive that amount and will only receive $1,470. Accordingly, there is a risk you will not participate in the full value of the increase in the basket over the term of the notes.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

the value of each of the basket components (including the commodities underlying the GSCI corn index and the GSCI sugar index) at any time and, in particular, during the averaging period,

the volatility (frequency and magnitude of changes in value) of the basket components (including the commodities underlying the GSCI corn index and the GSCI sugar index),

the market prices of RBOB gasoline and those commodities underlying the GSCI corn index and the GSCI sugar index and futures contracts on such commodities, and the volatility of such prices,

trends of supply and demand for RBOB gasoline and the commodities underlying the GSCI corn index and the GSCI sugar index, at any time,

interest and yield rates in the market,

geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket components or commodities markets generally and that may affect the final average values, the time remaining to the maturity of the notes, and

our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the values for certain or all of the basket components in the basket are at, below or not sufficiently above their respective initial values or if market interest rates rise.

You cannot predict the future performance of the basket components based on their historical performance. In addition, since trading in RBOB gasoline began less than one year ago, information concerning its historical performance is limited. We cannot guarantee that the basket performance factor will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes nor that the maximum payment at maturity of $1,470 will not apply so that you do not participate in the full increase of the basket components over the term of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket components may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the notes, linked to the prices of commodities or a commodity based index are considered speculative, and prices for commodities or the level of a commodity based index and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies. The price volatility of each basket component also affects the value of the forwards and futures contracts related to that commodity and therefore its price at any such time. These factors may affect the prices of the basket components and may cause the prices for basket components to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

Specific basket component’s values are volatile and are affected by numerous factors specific to each market

The Goldman Sachs Corn Index® - Excess Return and the Goldman Sachs Sugar Index® - Excess Return

The GSCI corn index and GSCI sugar index are each composed entirely of the corn and sugar futures contracts, respectively, included in the Goldman Sachs Commodity Index® —Excess Return, which we refer to as the GSCI® -ER. See the section of this pricing supplement called “Description of Notes— The GSCI Corn Index and the GSCI Sugar Index.”

The commodity markets, including the corn and sugar markets, are generally subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

Corn

Global prices for corn are primarily affected by the global demand for and supply of corn, but are also significantly influenced by speculative actions and by currency exchange rates. Corn is primarily used as a live-stock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries could affect the supply and price of corn. Extrinsic factors also affect corn prices such as weather, disease and natural disasters.

Sugar

Global prices for sugar are primarily affected by the global demand for and supply of sugar, but are also significantly influenced by governmental policy and international trade agreements, by speculative actions and by currency exchange rates. Sugar is used primarily as a human food sweetener, but is also used in the production of fuel ethanol. Global demand for sugar is influenced by level of human consumption of sweetened food-stuffs and beverages and to a lesser extent, by the level of demand for sugar as the basis for fuel ethanol. The world export supply of sugar is dominated by the European Union, Brazil, Guatemala, Cuba, Thailand and Australia, while other countries, including India, the United States, Canada and Russia produce significant amounts of sugar for domestic consumption. Governmental programs and policies regarding agriculture and energy, specifically, and trade, fiscal and monetary issues, more generally, in these countries and at a multinational level could affect the supply and price of sugar. Extrinsic factors also affect sugar prices such as weather, disease and natural disasters.

Reformulated Gasoline Blendstock for Oxygen Blending

RBOB gasoline is the first nearby New York harbor reformulated gasoline blendstock for oxygen blending (“RBOB”) futures contract traded on the New York Mercantile Exchange in units of 42,000 gallons. The contract is based on delivery at petroleum products terminals in New York harbor. RBOB is a wholesale non- oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack.

The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity. In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe. Further, as RBOB is derived from crude oil, the price of crude oil also influences the price of RBOB.

Crude oil in turn is influenced by global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

A decrease in the price of any of these commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

The GSCI® -ER may in the future include contracts that are not traded on regulated futures exchanges

The GSCI® -ER, from which the GSCI corn index and the GSCI sugar index are derived, was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the GSCI® -ER continues to be comprised exclusively of regulated futures contracts. As described below, however, the GSCI® -ER may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the GSCI® -ER may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher future prices of GSCI® -ER commodities relative to their current prices may decrease the amount payable at maturity

The GSCI® -ER is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that comprise the GSCI® - ER approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the GSCI® -ER have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. However, the corn and sugar futures contracts included in the GSCI corn index and the GSCI sugar index, respectively, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the GSCI corn index and/or the GSCI sugar index and, accordingly, decrease the payment you receive at maturity. See the section of this pricing supplement called “Description of Notes— The GSCI Corn Index and the GSCI Sugar Index.”

Changes in the value of one or more of the basket components may offset each other

Price movements in the basket components may not correlate with each other. At a time when the price of one or more of the basket components increases, the price of one or more of the other basket components may increase to a lesser extent or may decline. Therefore, in calculating the basket performance factor, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket components.

You can review a table of the historical prices of each of the basket components for each calendar quarter, in the case of the GSCI corn index and the GSCI sugar index, from January 1, 2001 to September 22, 2006 and in the case of RBOB gasoline, from October 3, 2005 (the first day of trading in RBOB gasoline) to September 22, 2006 and related graphs and a graph of the historical performance of the basket for the period from October 3, 2005 (the first day of trading in RBOB gasoline) through September 22, 2006 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of Notes— Historical Information” and “—Historical Graph.” You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance. In addition, there can be no assurance that the final average values of any of the basket components will be higher than their initial values, or that the sum of the performance values of the basket components will be positive. If the basket performance factor is zero or less, you will receive at maturity only the minimum payment amount of $970 for each $1,000 principal amount of the notes you hold.

Suspension or disruptions of market trading in the basket components and related futures markets may adversely affect the value of the notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the basket components and, therefore, the value of the notes.

Investing in the notes is not equivalent to investing in the basket components

Because the basket performance factor is based on the average of the values of the basket components during the averaging period, it is possible for the final average value of any of the basket components to be lower than the initial value of such basket component even if the value of the basket component on one or more days of the averaging period is higher than the initial value for such basket component. A decrease in the value of a basket component during part of the averaging period could more than offset any increases in the value of such basket component during another part of the averaging period.

Adjustments to the GSCI corn index or GSCI sugar index could adversely affect the value of the notes

Goldman, Sachs & Co., which we refer to as GS & Co., is responsible for calculating and maintaining the GSCI corn index and the GSCI sugar index. GS & Co. can add, delete or substitute the contracts underlying the GSCI corn index or the GSCI sugar index or make other methodological changes that could change the value of the GSCI corn index or the GSCI sugar index. GS & Co. may discontinue or suspend calculation or dissemination of the GSCI corn index or the GSCI sugar index. Any of these actions could adversely affect the value of the notes.

GS & Co. may discontinue or suspend calculation or publication of the GSCI corn index or the GSCI sugar index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MS & Co. has determined the initial value for each basket component and will determine the final average value for each basket component, the basket components’ performance values and the basket performance factor and will calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket component, may affect the payout to you at maturity. See the sections of this pricing supplement called “Description of Notes—Market Disruption Event”, “—Discontinuance of an Index; Alteration of Method of Calculation and “— Fallback Determination”.

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the values of the basket components

MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket components), including trading in futures and options contracts on the basket components, including any commodity underlying the GSCI corn index and the GSCI sugar index, as well as in other instruments related to the basket components. MS & Co. and some of our other subsidiaries also trade the basket components, including any commodity underlying either the GSCI corn index or the GSCI sugar index, and other financial instruments related to the basket components on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the day we priced the notes for initial sale to the public could potentially have increased the initial values for the basket components and, as a result, could have increased the values at which the basket components must close on each trading and index business day, as applicable, of the averaging period before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket components, including the prices during the averaging period, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

Although the matter is not free from doubt, the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and, specifically the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Notes” refers to each $1,000 principal amount of any of our 97% Protected Commodity-Linked Notes Due March 30, 2009, Based on the Performance of a Basket of Two Commodity Indexes and a Physical Commodity. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$6,000,000

Original Issue Date (Settlement Date )	September 29, 2006

Maturity Date	March 30, 2009

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617446ZU6

Minimum Denominations	$1,000

Issue Price	$1,000 (100%)

Basket	The following table sets forth the Basket Components, the Bloomberg Ticker for each Basket Component and the Basket Weighting of each Basket Component:

Basket Component	Bloomberg Ticker	Basket Weighting

Goldman Sachs Corn Index® – Excess Return	GSCCCNER
(“GSCI Corn Index”)	Index	33.333%
Goldman Sachs Sugar Index® – Excess Return	GSCCSBER
(“GSCI Sugar Index”)	Index	33.333%
Reformulated Gasoline Blendstock for Oxygen	XB1
Blending (“RBOB Gasoline”)	COMDTY	33.333%

Maturity Redemption Amount

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to the lesser of:

(i) the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent; and

(ii) $1,470.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of

DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities— The Depositary” in the prospectus.

Minimum Payment Amount	$970

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance Factor times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Averaging Date.

Basket Performance Factor	The Basket Performance Factor is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Components. The Basket Performance Factor is described by the following formula:

GSCI Corn Index Performance Value + GSCI Sugar Index Performance Value + RBOB Gasoline Performance Value

Participation Rate GSCI Corn Index Performance Value

100%

The GSCI Corn Index Performance Value is (i) a fraction, the numerator of which will be the Final Average GSCI Corn Index Value minus the Initial GSCI Corn Index Value and the denominator of which will be the Initial GSCI Corn Index Value, times (ii) the GSCI Corn Index Basket Weighting. The GSCI Corn Index Performance Value is described by the following formula, and will be determined on the final applicable Averaging Date:

(Final Average GSCI Corn Index Value - Initial GSCI Corn Index Value)
	x	.33333
Initial GSCI Corn Index Value

Initial GSCI Corn Index Value

11.71041, the official daily settlement price of the GSCI Corn Index, as published by Goldman, Sachs & Co. (“GS & Co.”) on September 22, 2006, the day we priced the Notes for initial sale to the public. The official daily settlement price of the GSCI Corn Index is generally displayed on Bloomberg Ticker “GSCCCNER Index.”

Final Average GSCI
Corn Index Value

The arithmetic average of the official daily settlement prices of the GSCI Corn Index, as published by GS & Co. on each of the applicable Averaging Dates (each a “Final GSCI Corn Index Value”), as calculated by the Calculation Agent on the final applicable Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Final Values.” The official daily settlement price of the GSCI Corn Index is generally displayed on Bloomberg Ticker “GSCCCNER Index.”

GSCI Sugar Index Performance Value

The GSCI Sugar Index Performance Value is (i) a fraction, the numerator of which will be the Final Average GSCI Sugar Index Value minus the Initial GSCI Sugar Index Value and the denominator of which will be the Initial GSCI Sugar Index Value, times (ii) the GSCI Sugar Index Basket Weighting. The GSCI Sugar Index Performance Value is described by the following formula, and will be determined on the final applicable Averaging Date:

(Final Average GSCI Sugar Index Value - Initial GSCI Sugar Index Value)
	x	.33333
Initial GSCI Sugar Index Value

Initial GSCI Sugar Index Value

20.98602, the official daily settlement price of the GSCI Sugar Index, as published by GS & Co. on September 22, 2006, the day we priced the Notes for initial sale to the public. The official daily settlement price of the GSCI Corn Index is generally displayed on Bloomberg Ticker “GSCCSBER Index.”

Final Average GSCI
Sugar Index Value

The arithmetic average of the official daily settlement prices of the GSCI Sugar Index, as published by GS & Co. on each of the applicable Averaging Dates (each a “Final GSCI Sugar Index Value”), as calculated by the Calculation Agent on the final applicable Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Final Values.” The official daily settlement price of the GSCI Corn Index is generally displayed on Bloomberg Ticker “GSCCSBER Index.”

RBOB Gasoline
Performance Value

The RBOB Gasoline Performance Value is (i) a fraction, the numerator of which will be the Final Average RBOB Gasoline Value minus the Initial RBOB Gasoline Value and the denominator of which will be the Initial RBOB Gasoline Value, times (ii) the RBOB Gasoline Basket Weighting. The RBOB Gasoline Performance Value is described by the following formula, and will be determined on the final applicable Averaging Date:

(Final Average RBOB Gasoline Value - Initial RBOB Gasoline Value)
	x	.33333
Initial RBOB Gasoline Value

Initial RBOB Gasoline Value

151.99, the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the New York Mercantile Exchange (“NYMEX”) on September 22, 2006, the day we priced the Notes for initial sale to the public. The official settlement price of RBOB Gasoline is generally displayed on Bloomberg Ticker “XB1 COMDTY.”

Final Average
RBOB Gasoline Value

The arithmetic average of the official settlement price for one gallon of the first nearby non-oxygenated blendstock gasoline futures contract in U.S. cents, as disseminated by the NYMEX on each of the applicable Averaging Dates (each a “Final RBOB Gasoline Value”), as calculated by the Calculation Agent on the final applicable Averaging Date, subject to the occurrence of a Market Disruption Event as described below in “—Averaging Dates and Determination of Final Values.” The official settlement price of RBOB Gasoline is generally displayed on Bloomberg Ticker “XB1 COMDTY.”

Final Values	The Final GSCI Corn Value, Final GSCI Sugar Value and the Final RBOB Gasoline Value, each as determined on any applicable Averaging Date.

Averaging Period

With respect to the GSCI Corn Index and the GSCI Sugar Index, each of the 16 Index Business Days beginning on and including March 2, 2009 and with respect to RBOB Gasoline, each of the 16 Trading Days beginning on and including March 2, 2009, in each case, subject to the relevant provisions of “–Averaging Dates and Determination of Final Values” below.

Averaging Dates and Determination
of Final Values

With respect to the GSCI Corn Index and the GSCI Sugar Index, each of the 16 Index Business Days, and with respect to RBOB Gasoline, each of the 16 Trading Days, during the Averaging Period on which no Market Disruption Event occurs; provided that, if a Market Disruption Event occurs on any scheduled Averaging Date with respect to any Basket Component or one or more commodities futures contracts underlying either the GSCI Corn Index or GSCI Sugar Index (an “Index Commodity”) (such date, a “Non-averaging Date”), then no Final Value with respect to such Basket Component shall be determined for such date and the Calculation Agent will instead determine the Final Value for such Non-averaging Date on the next succeeding Averaging Date for such Basket Component on which no Market Disruption Event occurs (regardless of whether such date is already an Averaging Date for such Basket Component or any other Basket Component); provided further that if four successive Non-averaging Dates occur, the Calculation Agent shall determine a Final Value on the next succeeding Trading Day or Index Business Day notwithstanding the occurrence of a Market Disruption Event on such Trading Day or Index Business Day. If the Calculation Agent must determine a Final Value on such Trading Day or Index Business Day notwithstanding the occurrence of a Market Disruption Event, it shall do so in accordance with “— Fallback Determination” below, and such Final Value as so determined shall be the Final Value for the purposes of each of the four preceding Non-averaging Dates. With respect to any Basket Component, in the event fewer than the remaining required Averaging Dates for such Basket Component remain before and including the final scheduled Averaging Date due to Market Disruption Events or otherwise, the final Averaging Date for such Basket Component will be postponed by up to four scheduled Trading Days or Index Business Days, as applicable.

Trading Day

In respect of RBOB Gasoline and each Index Commodity, a day, other than a Saturday or Sunday, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for RBOB Gasoline or the Index Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Index Business Day

In respect of the GSCI Corn Index and GSCI Sugar Index, any day on which the official daily settlement price of the GSCI Corn Index or the GSCI Sugar Index, as applicable, is scheduled to be published.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Fallback Determination

The Calculation Agent will determine the relevant Basket Component’s Final Value in the case of the Final GSCI Corn Value and the Final GSCI Sugar Value, by using (x) for each Index Commodity which did not suffer a Market Disruption Event the settlement price on that date of each such Index Commodity and (y) subject to the following paragraph, for each Index Commodity which did suffer a Market Disruption Event on such date, the settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity. In calculating the Final GSCI Corn Value or the Final GSCI Sugar Value for the purposes of this paragraph, the Calculation Agent will use the formula for calculating the GSCI Corn Index or GSCI Sugar Index last in effect prior to the relevant Averaging Date; provided that if the relevant Market Disruption Event in respect of the GSCI Corn Index or GSCI Sugar Index is due to a Material Change in Formula, the Calculation Agent will use the formula last in effect prior to that Market Disruption Event.

The Calculation Agent will determine the Final Value of RBOB Gasoline or the settlement price of any Index Commodity by requesting the principal office of each of the four leading dealers in the relevant market for RBOB Gasoline or the Index Commodity, as applicable, selected by the Calculation Agent, to provide a quotation for the relevant price of RBOB Gasoline or the Index Commodity. If at least three such quotations are provided as requested, the price of RBOB Gasoline or the Index Commodity, as applicable, shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the price of RBOB Gasoline or the Index Commodity, as applicable, shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. If the price of RBOB Gasoline as disseminated by the NYMEX or the price of any Index Commodity as quoted on its applicable reference source, is modified so that such price is a fraction of what it would have been if it had not been modified (e.g., if the futures contract closing price is adjusted to account for a different per unit size), then the Calculation Agent will adjust such price in order to arrive at a price as if it had not been modified (e.g., as if such unit size had not changed).

Market Disruption Event

Market Disruption Event means, with respect to RBOB Gasoline or any Index Commodity, any of a Price Source Disruption, Trading Suspension, Disappearance of Commodity Reference Price, Tax Disruption, Trading Limitation or, with respect to the GSCI Corn Index or GSCI Sugar Index only, a Price Source Disruption, Disappearance of Commodity Reference Price, Material Change in Formula or Material Change in Content. A Market Disruption Event with respect to one or more of the Basket Components or Index Commodities will not constitute a Market Disruption Event for the other Basket Components or Index Commodities.

Price Source Disruption

Price Source Disruption means (a) with respect to the GSCI Corn Index or GSCI Sugar Index, either (i) the temporary failure of GS & Co. to announce or publish the official daily settlement price of the GSCI Corn Index or GSCI Sugar Index (or the price of any Successor Index, if applicable), or the information necessary for determining such price (or the price of any Successor Index, if applicable) or (ii) the temporary discontinuance or unavailability of the GSCI Corn Index or GSCI Sugar Index, as applicable, and (b) with respect to RBOB Gasoline or any Index Commodity, either (i) the failure of the NYMEX, or, in the case of any Index Commodity, any applicable reference source provider, to disseminate, announce or publish the relevant price specified in this pricing supplement for RBOB Gasoline or such Index Commodity or (ii) the temporary or permanent discontinuance or unavailability of, in the case of RBOB gasoline, the NYMEX’s dissemination of the official daily settlement price of RBOB Gasoline, or in the case of any Index Commodity, any applicable reference source.

Trading Suspension

Trading Suspension means with respect to a RBOB Gasoline or any Index Commodity, the material suspension of trading in a Basket Component or Index Commodity or futures contracts related to RBOB Gasoline or such Index Commodity on the Relevant Exchange for RBOB Gasoline or such Index Commodity.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means (a) with respect to the GSCI Corn Index or the GSCI Sugar Index, the disappearance or permanent discontinuance or unavailability of the official daily settlement price of the GSCI Corn Index or the GSCI Sugar Index, as applicable, notwithstanding the availability of the price source or the status of trading in the relevant Index Commodities or futures contracts related to the relevant Index Commodities, and (b) with respect to RBOB Gasoline or any Index Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in RBOB Gasoline or such Index Commodity or futures contracts related to RBOB Gasoline or such Index Commodity on the Relevant Exchange for RBOB Gasoline or such Index Commodity or (ii) the disappearance of, or of trading in, RBOB Gasoline or the relevant Index Commodity.

For purposes of this definition, a discontinuance of publication of the GSCI Corn Index or the GSCI Sugar Index shall not be a Disappearance of Commodity Reference Price if MS & Co. shall have selected a Successor Index in accordance with “– Discontinuance of an Index; Alteration of Method of Calculation” below.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, RBOB Gasoline or an Index Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be an Averaging Date from what it would have been without that imposition, change or removal.

Trading Limitation

Trading Limitation means, with respect to RBOB Gasoline or any Index Commodity, a material limitation imposed on trading in RBOB Gasoline or such Index Commodity on the Relevant Exchange for RBOB Gasoline or such Index Commodity.

Material Change in Formula

Material Change in Formula means, with respect to each of the GSCI Corn Index or the GSCI Sugar Index, the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the daily official settlement price of the GSCI Corn Index or the GSCI Sugar Index, as applicable.

Material Change in Content

Material Change in Content means, with respect to each of the GSCI Corn Index or the GSCI Sugar Index, the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the GSCI Corn Index or the GSCI Sugar Index, as applicable, or relevant futures contracts.

Relevant Exchange	Relevant Exchange means:

(i) with respect to RBOB Gasoline, the NYMEX, or if the NYMEX is no longer the principal exchange or trading market for RBOB Gasoline, such exchange or principal trading market for RBOB Gasoline that serves as the source of prices for RBOB Gasoline and, in either case, any principal exchanges where options or futures contracts on RBOB Gasoline are traded; or

(ii) for any Index Commodity, the primary exchange or market for trading such Index Commodity and any principal exchanges where options or futures contracts on such Index Commodity are traded.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal the lesser of:

(i) the Minimum Payment Amount plus the Supplemental Redemption Amount, if any, calculated as though the Final Values for any Averaging Date(s) scheduled to occur on or after such date of acceleration were the Final Values on the date of acceleration; and

(ii) $1,470.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Discontinuance of an Index;
Alteration of Method of Calculation

If GS & Co. permanently discontinues publication of the GSCI Corn Index or the GSCI Sugar Index and GS & Co. or another entity publishes a successor or substitute index for such index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any subsequent value for the GSCI Corn Index or GSCI Sugar Index, as applicable, will be determined by reference to such Successor Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the applicable Averaging Date.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If GS & Co. discontinues publication of the GSCI Corn Index or the GSCI Sugar Index prior to, and such discontinuance is continuing on, any Averaging Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such date, then the Calculation Agent will determine the value for the GSCI Corn Index or the GSCI Sugar Index, as applicable, on the Averaging Date using the formula for calculating the GSCI Corn Index or the GSCI Sugar Index, as applicable, last in effect prior to such discontinuance.

If the method of calculating the GSCI Corn Index, the GSCI Sugar Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), and the Calculation Agent, in its sole discretion, determines that such modification is not a Material Change in Formula, then the Calculation Agent will adjust such index in order to arrive at a value of the GSCI Corn Index, the GSCI Sugar Index or Successor Index, as applicable, as if it had not been modified (e.g., as if such split had not occurred).

The GSCI Corn Index and
the GSCI Sugar Index

We have derived all information regarding the GSCI Corn Index, the GSCI Sugar Index, the Goldman Sachs Commodity Index® – Excess Return (the “GSCI®-ER”) and the Goldman Sachs Commodity Index® (the “GSCI®”) contained in this pricing supplement, including, without limitation, its make-up and method of calculation from publicly available information. The GSCI Corn Index and the GSCI Sugar Index were developed, and are calculated, maintained and published daily, by GS & Co. We make no representation or warranty as to the accuracy or completeness of such information.

The GSCI Corn Index and the GSCI Sugar Index are sub-indexes of the GSCI®-ER and represent only the corn futures contracts and sugar futures contracts, respectively, of the GSCI®-ER. The values of the GSCI Corn Index and the GSCI Sugar Index on any given day are calculated in the same manner as the GSCI®-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights use in performing such calculations are limited to those of the GSCI® commodities included in the respective index; and (ii) each of the GSCI Corn Index and the GSCI Sugar Index has a separate normalizing constant.

The GSCI®-ER

The GSCI®-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy. The GSCI®-ER was established in May 1991 and represents the return of a portfolio of commodity futures contracts included in the GSCI®, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the GSCI® (discussed below).

Value of the GSCI® -ER

The value of the GSCI®-ER on any given day is equal to the product of (i) the value of the GSCI®-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made. The value of the GSCI®-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities. The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of GS & Co., reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, GS & Co. may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

(i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, GS & Co. may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The GSCI®

The GSCI® is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of GS & Co., in consultation with the Policy Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the GSCI®. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. GS & Co. makes the official calculations of the GSCI®. At present, this calculation is performed continuously and is reported on Reuters Page, GSCI®, and is updated on Reuters at least once every three minutes during business hours on each Index Business Day.

The Policy Committee established by GS & Co. to assist it in connection with the operation of the GSCI® generally meets once each year to discuss the composition of the GSCI®. The Policy Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI® In order to be included in the GSCI® a contract must satisfy the following eligibility criteria:

The contract must be in respect of a physical commodity and not a financial commodity.

The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the GSCI® that, at any given point in time, will be involved in rolls to be effected pursuant to the GSCI®.

The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®.

At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 AM. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the GSCI®.

The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the GSCI®

The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time.

Contract Expirations

Because the GSCI® is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by GS & Co., in consultation with the Policy Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by GS & Co. If a trading facility ceases trading in all contract expirations relating to a particular contract, GS & Co. may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the GSCI®.

Calculation Agent

MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the final average value for each Basket Component on the final applicable Averaging Date, the Basket Performance Factor and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price for a Basket Component, the Basket Performance Factor, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See “—Market Disruption Event”, “—Discontinuance of an Index; Alteration of Method of Calculation and “—Fallback Determination” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter values for each of the Basket Components for each calendar quarter, in the case of the GSCI Corn Index and the GSCI Sugar Index, from January 1, 2001 to September 22, 2006 and in the case of RBOB Gasoline, from October 3, 2005 to September 22, 2006. We are not able to present historical data for RBOB Gasoline for the same period as the GSCI Corn Index or the GSCI Sugar Index as RBOB Gasoline has only traded on the NYMEX since October 3, 2005. The graphs following the tables set forth the historical price performance of the respective Basket Component for the period presented in the value table. On September 22, 2006, the official settlement prices for the GSCI Corn Index and the GSCI Sugar Index were $11.71041 and $20.98602 respectively. The official settlement price for RBOB Gasoline on September 22, 2006 was 151.99 cents or $1.5199. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical prices and historical price performance of the Basket Components should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance Factor will be greater than zero so that you receive more than the Minimum Payment Amount or that you will receive any Supplemental Redemption Amount.

Goldman Sachs Corn Index® – Excess Return
Historical High, Low and Period End Settlement Prices
January 1, 2001 through September 22, 2006

	High	Low	Period End

2001
First Quarter	31.7081	26.9635	26.9635
Second Quarter	28.1574	23.6625	24.2464
Third Quarter	28.7945	24.4922	25.0030
Fourth Quarter	25.1196	22.9408	22.9683
2002
First Quarter	23.6002	21.5114	21.5114
Second Quarter	23.2482	20.6039	23.1736
Third Quarter	27.8557	22.1293	23.9511
Fourth Quarter	24.7606	22.0345	22.0345
2003
First Quarter	22.9224	21.0115	21.8188
Second Quarter	23.4538	20.6647	20.6647
Third Quarter	21.8967	18.9792	19.5253
Fourth Quarter	22.0074	18.9490	21.2148
2004
First Quarter	26.9981	21.5597	26.9981
Second Quarter	27.8840	21.4082	21.4082
Third Quarter	21.4490	15.9463	15.9658
Fourth Quarter	16.1017	14.7323	14.9885
2005
First Quarter	16.0762	14.2537	14.9857
Second Quarter	15.8590	13.7519	14.3717
Third Quarter	16.8128	12.3779	12.5150
Fourth Quarter	12.7129	11.3672	12.2318
2006
First Quarter	12.9576	11.6223	12.7683
Second Quarter	13.5650	11.5389	12.1048
Third Quarter
(through September 22,
2006)	13.1996	10.8043	11.7104

Goldman Sachs Corn Index® – Excess Return January 1, 2001 through September 22, 2006

Goldman Sachs Sugar Index® – Excess Return
Historical High, Low and Period End Settlement Prices
January 1, 2001 through September 22, 2006

	High	Low	Period End

2001
First Quarter	20.6164	15.7430	15.7430
Second Quarter	20.1967	16.4134	20.1967
Third Quarter	19.0531	14.5252	14.7026
Fourth Quarter	17.3859	13.6381	16.3880
2002
First Quarter	17.8072	12.9629	14.3147
Second Quarter	16.1436	13.1006	13.4532
Third Quarter	19.0069	13.9956	18.3791
Fourth Quarter	22.2889	18.5218	21.7181
2003
First Quarter	26.1960	21.1188	22.9663
Second Quarter	24.0549	19.5581	19.7486
Third Quarter	23.3364	18.5420	19.5755
Fourth Quarter	20.5786	17.2350	17.2350
2004
First Quarter	20.6188	16.2898	18.4560
Second Quarter	20.1582	17.3546	19.9250
Third Quarter	21.7388	19.2875	21.1555
Fourth Quarter	21.7627	19.4977	21.1089
2005
First Quarter	21.7160	19.0783	19.4814
Second Quarter	21.0847	18.0859	20.2805
Third Quarter	23.3770	19.9109	23.3354
Fourth Quarter	30.7330	23.2731	30.5044
2006
First Quarter	40.1045	29.4654	37.0169
Second Quarter	37.9061	29.9475	32.5145
Third Quarter
(through September 22,
2006)	34.1461	20.9860	20.9860

Goldman Sachs Sugar Index® – Excess Returnn January 1, 2001 through September 22, 2006

Reformulated Gasoline Blendstock for Oxygen Blending
Historical High, Low and Period End Settlement Prices
(in U.S. cents)
October 3, 2005 through September 22, 2006

	High	Low	Period End

Fourth Quarter
(beginning October 3,
2005)	188.88	148.06	174.00
2006
First Quarter	208.05	143.10	206.45
Second Quarter	248.95	205.12	239.31
Third Quarter
(through September 22,
2006)	243.08	149.29	151.99

Reformulated Gasoline Blendstock for Oxygen Blending October 3, 2005 through September 22, 2006

Historical Graph

The following graph sets forth the historical performance of the Basket Performance Factor (assuming that each of the Basket Components is weighted as described in “—Basket” above at September 22, 2006). The graph covers the period from October 3, 2005, (the first day of trading in RBOB Gasoline) through September 22, 2006. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket Performance Factor should not be taken as an indication of its future performance.

Historical Basket Performance October 3, 2005 through September 22, 2006

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in futures on the Basket Components, including the commodities underlying the index. Such purchase activity could potentially have increased the value of the Basket Components, and, therefore, the value at which the Basket Components must close on each Averaging Day before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Components or futures or options contracts on the Basket Components listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities have not affected, or will not affect, the value of the Basket Components and, therefore, adversely affect the value of the Basket Components during the Averaging Period or the payment that you will receive at maturity.

License Agreement Between Goldman Sachs &
Co. and Morgan Stanley

The Notes are not sponsored, endorsed, sold or promoted by GS & Co. GS & Co. makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Goldman Sachs Commodity Index (“GSCI® Index”) to track general commodity market performance. GS & Co.’s only relationship to Morgan Stanley is the licensing of the GSCI® Index, which is determined, composed and calculated by GS & Co. without regard to the Licensee or the Notes. GS & Co. has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the GSCI® Index. GS & Co. is not responsible for, and has not participated in, the determination of the timing of prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. GS & Co. has no obligation or liability in connection with the administration, marketing or trading of the Notes.

GS & CO. DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATE INCLUDED THEREIN. GS & CO. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE OWNERS OF THE PRODUCT(S) OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GS & CO. MAKES NOT EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GS & CO. HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $20.00 per Note to other dealers, which may include Morgan Stanley & Co. International

Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on September 29, 2006, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in

Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income Taxation

Although the matter is not free from doubt, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. We have determined that the comparable yield is an annual rate of 5.3256% compounded semi-annually. Based on our determination of the comparable yield, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,140.7854 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
December 31, 2006	$13.4619	$13.4619
January 1, 2007 through
June 30, 2007	$26.9865	$40.4484
July 1, 2007 through
December 31, 2007	$27.7051	$68.1535
January 1, 2008 through
June 30, 2008	$28.4424	$96.5963
July 1, 2008 through
December 31, 2008	$29.2002	$125.7965
January 1, 2009 through
March 30, 2009	$14.9889	$140.7854

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.